GeoGlobal Resources Inc.

Supplement to Prospectus dated January 25, 2006

This supplement is filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to correct the stockholdings of the named person indicated in the list of Selling Securityholders appearing on pages 20 and 21 of the Prospectus dated January 25, 2006 of GeoGlobal Resources Inc.

Name of Selling Securityholder	Shares Beneficially Owned Prior to this Offering	Shares Beneficially Owned Offered for Selling Securityholder Account (1)(2)	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Penang Property Holdings Limited(2)	450,000	235,000	215,000	*

* Less than 1%.

(1)  The securities were purchased from us in transactions that were completed on December 23, 2003 and September 12, 2005. The securities were sold in units, each unit consisting of one share and one-half of a warrant to purchase one share. The number of shares includes the shares issuable on exercise of the warrants. The shares purchased from us on December 23, 2003, were included in our registration statement declared effective on June 14, 2004 (File No. 333-115070).
(2) Valerie E. Huxley is the natural person who exercises voting and investment control over the shares.

The date of this Supplement is February 8, 2006.